Exhibit 99

FPL Group, Inc. Corporate Communications Dept. Media Line: (305) 552-3888 January 26, 2007 FOR IMMEDIATE RELEASE

FPL Group reports 2006 fourth quarter and full-year earnings

  FPL Energy reports record earnings;
  Florida Power & Light customer growth remains strong;
  FPL Group adjusted earnings exceed expectations for the year; and
  FPL Group reaffirms 2007 and 2008 adjusted earnings expectations

JUNO BEACH, Fla. - FPL Group, Inc. (NYSE: FPL) today reported 2006 fourth quarter net income on a GAAP basis of $268 million, or $0.67 per share, compared with $209 million, or $ 0.54 per share, in the fourth quarter of 2005. FPL Group's net income for the fourth quarter 2006 included a net unrealized after-tax gain of $15 million associated with the mark-to-market effect of non-qualifying hedges and $1 million of after-tax merger related costs. The results of last year's fourth quarter included a net unrealized after-tax gain of $27 million associated with the mark-to-market effect of non-qualifying hedges.

Excluding the mark-to-market effect of non-qualifying hedges and merger related costs, FPL Group's earnings would have been $254 million, or $0.63 per share for the fourth quarter of 2006, compared with $182 million, or $0.47 per share, in the fourth quarter of 2005.

For the full year 2006, FPL Group reported net income on a GAAP basis of approximately $1.3 billion or $3.23 per share, compared with $901 million or $2.34 per share, in 2005.

FPL Group's results for the full year 2006 included a net unrealized after-tax gain of $92 million associated with the mark-to-market effect of non-qualifying hedges and $14 million of after-tax merger related costs. Results for the full year 2005 included a net unrealized after-tax loss of $112 million associated with the mark-to-market effect of non-qualifying hedges.

Excluding the mark-to-market effect of non-qualifying hedges and merger related costs, FPL Group's 2006 earnings would have been approximately $1.2 billion, or $3.04 per share for the full year, compared with approximately $1 billion, or $2.63 per share, for the full year 2005.

FPL Group's management uses adjusted earnings internally for financial planning, for analysis of performance, for reporting of results to the Board of Directors and as input to the company's employee incentive compensation plans. FPL Group also uses earnings expressed in this fashion when communicating its earnings outlook to analysts and investors. FPL Group management believes that adjusted earnings provide a more meaningful representation of FPL Group's fundamental earnings power.

"FPL Group performed well in 2006 posting record adjusted earnings of approximately $1.2 billion driven by continued outstanding results at FPL Energy and solid execution across virtually every segment of our business," said Lew Hay, chairman and chief executive officer of FPL Group. "FPL Energy had a remarkable year. New project additions, primarily wind and nuclear, along with a strong performance from the merchant portfolio contributed significantly to these exceptional results. Florida Power & Light also had a solid year financially. Earnings per share at Florida Power & Light increased approximately 4 percent year over year, with continued strong customer growth.

"During the year, we undertook a number of initiatives to position FPL Group for continued growth. Most notably, we continued the disciplined expansion of our industry leading wind program and announced the planned acquisition of the Point Beach Nuclear Power Plant in Wisconsin. With numerous growth prospects for the future in place, we remain comfortable with our earnings expectations for 2007 and 2008."

GAAP and adjusted earnings results for the fourth quarter contain several unusual items that impacted quarterly and full year results. These items include:

  FPL Energy recorded an after-tax gain of $58 million, or $0.15 per share in the quarter and $63 million, or $0.16 per share for the full year, related to a legal judgment associated with an Indonesian geothermal project.
  The Financial Accounting Standards Board (FASB) eliminated the approach previously used by FPL Energy to account for planned major maintenance activities known as the "accrue in advance" method. 2006 and 2005 amounts have been adjusted to reflect the retrospective application of this accounting standard. The impact on full year 2006 results was an after-tax gain of $3.5 million, or $0.01 per share and the corresponding change in 2005 was an after-tax gain of $16 million, or $0.05 per share.
  FPL FiberNet recorded an after-tax impairment charge of $60 million against its metro-market assets, or a loss of $0.15 per share.
  The Corporate & Other segment results were positively affected by certain tax adjustments, not all of which are expected to continue into future periods.

Florida Power & Light
Fourth quarter 2006 net income for Florida Power & Light Company, FPL Group's principal subsidiary, was $170 million, or $0.43 per share, compared to $124 million, or $0.32 per share, in the prior year quarter. For the full year, net income increased to $802 million, or $2.02 per share, compared to $748 million, or $1.94 per share in 2005.

Florida Power & Light continued to enjoy solid customer growth during the fourth quarter of 2006. The average number of customer accounts increased by 95,000, or 2.2 percent. For the full year, the average number of customer accounts increased by 88,000, an increase of 2 percent.

"Lower than anticipated usage stemming from higher underlying commodity prices, the initial implementation of the Storm SecureSM initiative, rising operating costs and the storm cost disallowance by the Florida Public Service Commission all contributed to a challenging year for Florida Power & Light," said Hay. "Despite the challenges, Florida Power & Light fared well financially in the quarter and for the year, delivering results largely in line with our revised expectations, except for the storm cost disallowance from the 2004-2005 hurricane seasons."

For the fourth quarter of 2006, operations and maintenance (O&M) expenses were essentially flat compared to the prior-year quarter. Comparisons with the 2005 fourth quarter are favored by the elimination of the storm reserve accrual in 2006 as well as lower nuclear maintenance costs. This was largely offset by continued cost pressures in other areas of the business. Employee benefits, customer care, and distribution costs all increased relative to the 2005 fourth quarter.

For the full year, O&M expense increased. Higher operating costs in distribution, customer care, and nuclear drove O&M expenses as well as costs associated with the Storm SecureSM initiative and employee benefits. Productivity improvements and the absence of the $20 million storm reserve accrual helped mitigate these O&M increases.

Looking forward, Florida Power & Light expects cost increases due to the Storm SecureSM initiative, fossil generation, customer service, insurance, and employee benefits to be partially offset by continued productivity gains.

Depreciation and amortization expense decreased $44 million to $199 million for the fourth quarter of 2006, primarily driven by the extension of the useful lives on the generation fleet which was implemented as a result of the 2005 base rate stipulation and settlement agreement.

Depreciation and amortization expense decreased $164 million to $787 million for the full year compared to the full year 2005, primarily driven by the same factors that impacted the fourth quarter partially offset by the introduction of the Martin and Manatee plant expansions in mid-2005.

During the year, Florida Power & Light invested approximately $1.7 billion to expand and enhance its electric system and generating facilities to ensure continued reliable service to meet the growing power needs of present and future customers.

Florida Power & Light continues to make good progress on its approximately 1,140 megawatt combined-cycle natural gas plant in Miami-Dade County that is expected to reach commercial operation in the second quarter of 2007 and will be capable of serving approximately 230,000 homes and businesses.

In December former Governor Bush and his cabinet, sitting as the state's Power Plant Siting Board, approved construction of a new natural gas, combined-cycle generating plant to be located in Palm Beach County. The two unit plant will have a capacity of more than 2,400 megawatts and will be capable of serving approximately 466,000 homes and businesses. The first unit of the plant is expected to go online in 2009.

Also in December, Florida Power & Light filed a site certification application with the Florida Department of Environmental Protection for its advanced technology coal power plant, which will be comprised of two 980-megawatt generating units in Glades County, Florida. Later this year, the company plans to file for a Determination of Need with the Florida Public Service Commission requesting that the Commission determine that the proposed Glades Power Park is needed to provide for the increased demand for power in South Florida. Licensing is expected to take approximately 12 to 18 months. Construction of the new plant is expected to take five years with Unit 1 scheduled to become operational in the 2012/2013 timeframe. Once complete, the facility will generate enough power for more than 650,000 homes. The units are expected to have emissions profiles better than currently available IGCC technology.

FPL Energy

FPL Energy, the competitive energy subsidiary of FPL Group, reported fourth quarter 2006 net income on a GAAP basis of $148 million, or $0.37 per share, compared to $89 million, or $0.23 per share, in the prior-year quarter.

FPL Energy's net income for the fourth quarter 2006 included a net unrealized after-tax gain of $15 million associated with the mark-to-market effect of non-qualifying hedges. The results of last year's fourth quarter included a net unrealized after-tax gain of $27 million associated with the mark-to-market effect of non-qualifying hedges.

Excluding the mark-to-market effect of non-qualifying hedges, earnings would have been $133 million or $0.33 per share for 2006, compared to $62 million, or $0.16 per share, in 2005.

For the full year 2006, FPL Energy reported net income on a GAAP basis of $610 million, or $1.54 per share, compared to $203 million, or $0.53 per share in 2005.

FPL Energy's results for the full year 2006 included a net unrealized after-tax gain of $92 million associated with the mark-to-market effect of non-qualifying hedges. Results in the full year 2005 included a net after-tax loss of $112 million associated with the mark-to-market effect of non-qualifying hedges.

Excluding the mark-to-market effect of non-qualifying hedges, FPL Energy's earnings would have been $518 million, or $1.31 per share, for the full year 2006, compared with $315 million, or $0.82 per share, for the full year 2005. Included in adjusted earnings results is the gain related to a legal judgment mentioned earlier.

FPL Energy had an excellent quarter and year. The fourth quarter showed good growth, while the full-year growth in adjusted earnings was exceptional. Driving growth for the year were strong contributions from new assets, primarily new wind projects and Duane Arnold, as well as margin expansion at existing assets, good hydro conditions and growth in the retail and full requirements businesses. Both the fourth quarter and the full year include the gain related to the legal judgment mentioned previously. Operational performance was outstanding, with the fossil and nuclear plants collectively having their best year ever for reliability.

FPL Energy completed another successful year in its wind development program. FPL Energy's 2006 wind program included new projects in Texas, Minnesota and North Dakota as well as the purchase of existing assets in Texas, California and Minnesota. In all, FPL Energy added more than 800 megawatts to its wind portfolio and now owns 4,016 net megawatts of wind capacity.

With the Production Tax Credit (PTC) for wind and other renewable energy technologies extended for one additional year - through December 31, 2008 - equipment secured and a strong pipeline of wind projects, FPL Energy expects to add at least 1,500 megawatts of new wind projects to its portfolio in the 2007 and 2008 timeframe. Initial construction is already underway on two projects representing approximately 450 megawatts that are expected to reach commercial operation by the end of the third quarter 2007.

In addition to the growth of the wind business, FPL Energy expanded its portfolio and its strategic position through the completion of the acquisition of a 70 percent interest in the Duane Arnold Energy Center a nuclear power plant located northwest of Cedar Rapids, Iowa as well as the completion of a power uprate at the Seabrook Nuclear Plant bringing the net capacity of the plant to 1,098 megawatts. FPL Energy also announced an agreement to acquire the dual unit 1,033-megawatt Point Beach Nuclear Power Plant from a subsidiary of Wisconsin Energy.

"FPL Energy had an outstanding year and continues to drive the growth of FPL Group," said Hay. "Excellent performance from the existing portfolio, strong contributions from new projects, primarily wind and nuclear, and growth in our retail and asset optimization and trading businesses all contributed to our 2006 success. As the industry leader in wind and solar generation, and with more than 90 percent of our more than 13,000 megawatt power generation portfolio utilizing clean or renewable fuels, I am particularly pleased that FPL Energy is proving that environmental responsibility and financial success are not mutually exclusive."

Corporate and Other

Corporate and Other negatively impacted fourth quarter 2006 net income by $50 million, or a loss of $0.13 per share, primarily driven by the impairment at FPL FiberNet partially offset by the impact of certain state tax benefits. For the full year, Corporate and Other negatively impacted net income by $131 million or a loss of $0.33 per share. The 2006 full year drivers include the impairment at FPL FiberNet, interest and merger-related expenses partially offset by the impact of certain state tax benefits.

Outlook

"FPL Group is well positioned for the future with many visible drivers of earnings growth in place," Hay said. "We continue to expect very strong growth from FPL Energy, driven both by contributions from new investment as well as the roll-over of existing hedges to new values more closely approximating current market conditions. Florida Power & Light faces a more challenging year, with significant impact from the Storm SecureSM initiative and uncertainty around revenue growth, but we still look for modest growth from that business."

There has been little change in FPL Energy's hedged gross margin position for 2007 and 2008 from the previous quarter. The hedged gross margin position for each year remains essentially unchanged with about 90 percent and 80 percent, respectively, of expected equivalent gross margin hedged against commodity price volatility.

For 2007, FPL Group expects adjusted earnings of $3.35 to $3.45 per share assuming normal weather and excluding the effect of adopting new accounting standards, as well as the mark-to-market effect of non-qualifying hedges, neither of which can be determined at this time. The outlook for 2007 reflects continued customer growth at Florida Power & Light and normal weather at both the utility and FPL Energy. The earnings contribution from Florida Power & Light is expected to be in the range of $2.10 to $2.15, from FPL Energy of $1.45 to $1.55, and a negative impact from Corporate & Other of $0.20 to $0.25 per share.

Similarly, for 2008 FPL Group expects adjusted earnings to be in the range of $3.60 to $3.80 per share. The outlook is based on Florida Power & Light contributing $2.15 to $2.25 per share, FPL Energy contributing $1.65 to $1.85 per share and Corporate and Other reducing earnings by $0.20 to $0.25 per share.

As previously announced, FPL Group's fourth quarter earnings conference call is scheduled for 9 a.m. ET on Friday, Jan. 26, 2007. The webcast is available on FPL Group's website by accessing the following link, http://www.FPLGroup.com/investor/contents/investor_index.shtml. The slides accompanying the presentation may be downloaded at www.FPLGroup.com beginning at 7:30 a.m. ET today. For persons unable to listen to the live webcast, a replay will be available for 90 days by accessing the same link as listed above.

This press release should be read in conjunction with the attached unaudited financial information.

Profile

FPL Group, with annual revenues of nearly $16 billion, is nationally known as a high quality, efficient, and customer-driven organization focused on energy-related products and services. With a growing presence in 26 states, it is widely recognized as one of the country's premier power companies. Its principal subsidiary, Florida Power & Light Company, serves 4.4 million customer accounts in Florida.  FPL Energy, LLC, an FPL Group competitive energy subsidiary, is a leader in producing electricity from clean and renewable fuels.  Additional information is available on the Internet at www.FPLGroup.com, www.FPL.com and www.FPLEnergy.com.

Cautionary Statements And Risk Factors That May Affect Future Results

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Reform Act), FPL Group, Inc. (FPL Group) and Florida Power & Light Company (FPL) are hereby providing cautionary statements identifying important factors that could cause FPL Group's or FPL's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of FPL Group and FPL in this press release, on their respective websites, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as will likely result, are expected to, will continue, is anticipated, believe, could, estimated, may, plan, potential, projection, target, outlook) are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could cause FPL Group's or FPL's actual results to differ materially from those contained in forward-looking statements made by or on behalf of FPL Group and FPL.

Any forward-looking statement speaks only as of the date on which such statement is made, and FPL Group and FPL undertake no obligation to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

The following are some important factors that could have a significant impact on FPL Group's and FPL's operations and financial results, and could cause FPL Group's and FPL's actual results or outcomes to differ materially from those discussed in the forward-looking statements:

FPL Group and FPL are subject to complex laws and regulations and to changes in laws and regulations as well as changing governmental policies and regulatory actions, including initiatives regarding deregulation and restructuring of the energy industry and environmental matters.  FPL holds franchise agreements with local municipalities and counties, and must renegotiate expiring agreements.  These factors may have a negative impact on the business and results of operations of FPL Group and FPL.

  FPL Group and FPL are subject to complex laws and regulations, and to changes in laws or regulations, including the Public Utility Regulatory Policies Act of 1978, as amended, the Public Utility Holding Company Act of 2005, the Federal Power Act, the Atomic Energy Act of 1954, as amended, the Energy Policy Act of 2005 (2005 Energy Act) and certain sections of the Florida statutes relating to public utilities, changing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission (FERC), the Florida Public Service Commission (FPSC) and the legislatures and utility commissions of other states in which FPL Group has operations, and the Nuclear Regulatory Commission (NRC), with respect to, among other things, allowed rates of return, industry and rate structure, operation of nuclear power facilities, operation and construction of plant facilities, operation and construction of transmission facilities, acquisition, disposal, depreciation and amortization of assets and facilities, recovery of fuel and purchased power costs, decommissioning costs, return on common equity and equity ratio limits, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs).  The FPSC has the authority to disallow recovery by FPL of any and all costs that it considers excessive or imprudently incurred.  The regulatory process generally restricts FPL's ability to grow earnings and does not provide any assurance as to achievement of earnings levels.

  FPL Group and FPL are subject to extensive federal, state and local environmental statutes as well as the effect of changes in or additions to applicable statutes, rules and regulations relating to air quality, water quality, waste management, wildlife mortality, natural resources and health and safety that could, among other things, restrict or limit the output of certain facilities or the use of certain fuels required for the production of electricity and/or require additional pollution control equipment and otherwise increase costs.  There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future.

  FPL Group and FPL operate in a changing market environment influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation or restructuring of the production and sale of electricity.  FPL Group and its subsidiaries will need to adapt to these changes and may face increasing competitive pressure.

  FPL Group's and FPL's results of operations could be affected by FPL's ability to renegotiate franchise agreements with municipalities and counties in Florida.

The operation and maintenance of power generation facilities, including nuclear facilities, involve significant risks that could adversely affect the results of operations and financial condition of FPL Group and FPL.

  The operation and maintenance of power generation facilities involve many risks, including, but not limited to, start up risks, breakdown or failure of equipment, transmission lines or pipelines, the inability to properly manage or mitigate known equipment defects throughout our generation fleets unless and until such defects are remediated, use of new technology, the dependence on a specific fuel source, including the supply and transportation of fuel, or the impact of unusual or adverse weather conditions (including natural disasters such as hurricanes), as well as the risk of performance below expected or contracted levels of output or efficiency.  This could result in lost revenues and/or increased expenses, including, but not limited to, the requirement to purchase power in the market at potentially higher prices to meet contractual obligations.  Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses, including the cost of replacement power.  In addition to these risks, FPL Group's and FPL's nuclear units face certain risks that are unique to the nuclear industry including, but not limited to, the ability to store and/or dispose of spent nuclear fuel, the potential payment of significant retrospective insurance premiums, as well as additional regulatory actions up to and including shutdown of the units stemming from public safety concerns, whether at FPL Group's and FPL's plants, or at the plants of other nuclear operators.  Breakdown or failure of an operating facility of FPL Energy may prevent the facility from performing under applicable power sales agreements which, in certain situations, could result in termination of the agreement or incurring a liability for liquidated damages.

The construction of, and capital improvements to, power generation facilities involve substantial risks.  Should construction or capital improvement efforts be unsuccessful, the results of operations and financial condition of FPL Group and FPL could be adversely affected.

  FPL Group's and FPL's ability to successfully and timely complete their power generation facilities currently under construction, those projects yet to begin construction or capital improvements to existing facilities within established budgets is contingent upon many variables and subject to substantial risks.  Should any such efforts be unsuccessful, FPL Group and FPL could be subject to additional costs, termination payments under committed contracts, and/or the write-off of their investment in the project or improvement.

The use of derivative contracts by FPL Group and FPL in the normal course of business could result in financial losses that negatively impact the results of operations of FPL Group and FPL.

  FPL Group and FPL use derivative instruments, such as swaps, options and forwards to manage their commodity and financial market risks, and to a lesser extent, engage in limited trading activities.  FPL Group could recognize financial losses as a result of volatility in the market values of these contracts, or if a counterparty fails to perform.  In the absence of actively quoted market prices and pricing information from external sources, the valuation of these derivative instruments involves management's judgment or use of estimates.  As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts.  In addition, FPL's use of such instruments could be subject to prudency challenges and if found imprudent, cost recovery could be disallowed by the FPSC.

FPL Group's competitive energy business is subject to risks, many of which are beyond the control of FPL Group, that may reduce the revenues and adversely impact the results of operations and financial condition of FPL Group.

  There are other risks associated with FPL Group's competitive energy business.  In addition to risks discussed elsewhere, risk factors specifically affecting FPL Energy's success in competitive wholesale markets include the ability to efficiently develop and operate generating assets, the successful and timely completion of project restructuring activities, maintenance of the qualifying facility status of certain projects, the price and supply of fuel (including transportation), transmission constraints, competition from new sources of generation, excess generation capacity and demand for power.  There can be significant volatility in market prices for fuel and electricity, and there are other financial, counterparty and market risks that are beyond the control of FPL Energy.  FPL Energy's inability or failure to effectively hedge its assets or positions against changes in commodity prices, interest rates, counterparty credit risk or other risk measures could significantly impair FPL Group's future financial results.  In keeping with industry trends, a portion of FPL Energy's power generation facilities operate wholly or partially without long-term power purchase agreements.  As a result, power from these facilities is sold on the spot market or on a short-term contractual basis, which may affect the volatility of FPL Group's financial results.  In addition, FPL Energy's business depends upon transmission facilities owned and operated by others; if transmission is disrupted or capacity is inadequate or unavailable, FPL Energy's ability to sell and deliver its wholesale power may be limited.

FPL Group's ability to successfully identify, complete and integrate acquisitions is subject to significant risks, including the effect of increased competition for acquisitions resulting from the consolidation of the power industry.

  FPL Group is likely to encounter significant competition for acquisition opportunities that may become available as a result of the consolidation of the power industry, in general, as well as the passage of the 2005 Energy Act.  In addition, FPL Group may be unable to identify attractive acquisition opportunities at favorable prices and to successfully and timely complete and integrate them.

Because FPL Group and FPL rely on access to capital markets, the inability to maintain current credit ratings and access capital markets on favorable terms may limit the ability of FPL Group and FPL to grow their businesses and would likely increase interest costs.

  FPL Group and FPL rely on access to capital markets as a significant source of liquidity for capital requirements not satisfied by operating cash flows.  The inability of FPL Group, FPL Group Capital Inc and FPL to maintain their current credit ratings could affect their ability to raise capital on favorable terms, particularly during times of uncertainty in the capital markets, which, in turn, could impact FPL Group's and FPL's ability to grow their businesses and would likely increase their interest costs.

Customer growth in FPL's service area affects FPL Group's results of operations.

  FPL Group's results of operations are affected by the growth in customer accounts in FPL's service area.  Customer growth can be affected by population growth as well as economic factors in Florida, including job and income growth, housing starts and new home prices.  Customer growth directly influences the demand for electricity and the need for additional power generation and power delivery facilities at FPL.

Weather affects FPL Group's and FPL's results of operations.

  FPL Group's and FPL's results of operations are affected by changes in the weather.  Weather conditions directly influence the demand for electricity and natural gas and affect the price of energy commodities, and can affect the production of electricity at wind and hydro-powered facilities.  FPL Group's and FPL's results of operations can be affected by the impact of severe weather which can be destructive, causing outages and/or property damage, may affect fuel supply, and could require additional costs to be incurred.  At FPL, recovery of these costs is subject to FPSC approval.

FPL Group and FPL are subject to costs and other effects of legal proceedings as well as changes in or additions to applicable tax laws, rates or policies, rates of inflation, accounting standards, securities laws and corporate governance requirements.

  FPL Group and FPL are subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims, as well as the effect of new, or changes in, tax laws, rates or policies, rates of inflation, accounting standards, securities laws and corporate governance requirements.

Threats of terrorism and catastrophic events that could result from terrorism may impact the operations of FPL Group and FPL in unpredictable ways.

  FPL Group and FPL are subject to direct and indirect effects of terrorist threats and activities.  Generation and transmission facilities, in general, have been identified as potential targets.  The effects of terrorist threats and activities include, among other things, terrorist actions or responses to such actions or threats, the inability to generate, purchase or transmit power, the risk of a significant slowdown in growth or a decline in the U.S. economy, delay in economic recovery in the U.S., and the increased cost and adequacy of security and insurance.

The ability of FPL Group and FPL to obtain insurance and the terms of any available insurance coverage could be affected by national, state or local events and company-specific events.

  FPL Group's and FPL's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by national, state or local events as well as company-specific events.

FPL Group and FPL are subject to employee workforce factors that could affect the businesses and financial condition of FPL Group and FPL.

  FPL Group and FPL are subject to employee workforce factors, including loss or retirement of key executives, availability of qualified personnel, collective bargaining agreements with union employees and work stoppage that could affect the businesses and financial condition of FPL Group and FPL.

The risks described herein are not the only risks facing FPL Group and FPL.  Additional risks and uncertainties not currently known to FPL Group or FPL, or that are currently deemed to be immaterial, also may materially adversely affect FPL Group's or FPL's business, financial condition and/or future operating results.
FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)
Three Months Ended December 31, 2006	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 2,892	$ 692	$ 39	$ 3,623

Operating Expenses
Fuel, purchased power and interchange	1,746	296	18	2,060
Other operations and maintenance	350	166	12	528
Impairment charges	-	8	97	105
Disallowed storm costs	(2)	-	-	(2)
Merger-related	-	-	2	2
Amortization of storm reserve deficiency	37	-	-	37
Depreciation and amortization	199	103	6	308
Taxes other than income taxes	249	19	-	268

Total operating expenses	2,579	592	135	3,306

Operating Income (Loss)	313	100	(96)	317

Other Income (Deductions)
Interest charges	(67)	(73)	(40)	(180)
Equity in earnings of equity method investees	-	98	-	98
Gains (losses) on disposal of assets	2	22	-	24
Allowance for equity funds used during construction	6	-	-	6
Interest income	6	7	2	15
Other - net	1	1	-	2

Total other income (deductions) - net	(52)	55	(38)	(35)

Income (Loss) Before Income Taxes	261	155	(134)	282

Income Tax Expense (Benefit)	91	7	(84)	14

Net Income (Loss)	$ 170	$ 148	$ (50)	$ 268

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):

Net Income (Loss)	$ 170	$ 148	$ (50)	$ 268

Adjustments, net of income taxes:
Merger - related costs	-	-	1	1
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	(15)	-	(15)

Adjusted Earnings (Loss)	$ 170	$ 133	$ (49)	$ 254

Earnings (Loss) Per Share (assuming dilution)	$ 0.43	$ 0.37	$ (0.13)	$ 0.67
Adjusted Earnings (Loss) Per Share	$ 0.43	$ 0.33	$ (0.13)	$ 0.63
Weighted-average shares outstanding (assuming dilution)				399

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)
Three Months Ended December 31, 2005	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 2,298	$ 837	$ 29	$ 3,164

Operating Expenses
Fuel, purchased power and interchange	1,224	480	9	1,713
Other operations and maintenance	347	143	24	514
Impairment charges	-	-	-	-
Disallowed storm costs	-	-	-	-
Merger-related	-	-	-	-
Amortization of storm reserve deficiency	36	-	-	36
Depreciation and amortization	243	83	6	332
Taxes other than income taxes	196	16	1	213

Total operating expenses	2,046	722	40	2,808

Operating Income (Loss)	252	115	(11)	356

Other Income (Deductions)
Interest charges	(67)	(59)	(39)	(165)
Equity in earnings of equity method investees	-	19	-	19
Gains (losses) on disposal of assets	-	26	1	27
Allowance for equity funds used during construction	4	-	-	4
Interest income	2	5	5	12
Other - net	-	3	(1)	2

Total other income (deductions) - net	(61)	(6)	(34)	(101)

Income (Loss) Before Income Taxes	191	109	(45)	255

Income Tax Expense (Benefit)	67	20	(41)	46

Net Income (Loss)	$ 124	$ 89	$ (4)	$ 209

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):

Net Income (Loss)	$ 124	$ 89	$ (4)	$ 209

Adjustments, net of income taxes:
Merger - related costs	-	-	-	-
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	(27)	-	(27)

Adjusted Earnings (Loss)	$ 124	$ 62	$ (4)	$ 182

Earnings (Loss) Per Share (assuming dilution)	$ 0.32	$ 0.23	$ (0.01)	$ 0.54
Adjusted Earnings (Loss) Per Share	$ 0.32	$ 0.16	$ (0.01)	$ 0.47
Weighted-average shares outstanding (assuming dilution)				390

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

Amounts have been adjusted to reflect the retrospective application of an accounting standard change related to planned major maintenance activities.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)
Twelve Months Ended December 31, 2006	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 11,988	$ 3,558	$ 164	$ 15,710

Operating Expenses
Fuel, purchased power and interchange	7,116	1,747	80	8,943
Other operations and maintenance	1,374	592	56	2,022
Impairment charges	-	8	97	105
Disallowed storm costs	52	-	-	52
Merger-related	-	-	23	23
Amortization of storm reserve deficiency	151	-	-	151
Depreciation and amortization	787	375	23	1,185
Taxes other than income taxes	1,045	81	6	1,132

Total operating expenses	10,525	2,803	285	13,613

Operating Income (Loss)	1,463	755	(121)	2,097

Other Income (Deductions)
Interest charges	(278)	(269)	(159)	(706)
Equity in earnings of equity method investees	-	181	-	181
Gains (losses) on disposal of assets	-	29	-	29
Allowance for equity funds used during construction	21	-	-	21
Interest income	21	25	7	53
Other - net	(1)	(1)	5	3

Total other income (deductions) - net	(237)	(35)	(147)	(419)

Income (Loss) Before Income Taxes	1,226	720	(268)	1,678

Income Tax Expense (Benefit)	424	110	(137)	397

Net Income (Loss)	$ 802	$ 610	$ (131)	$ 1,281

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):

Net Income (Loss)	$ 802	$ 610	$ (131)	$ 1,281

Adjustments, net of income taxes:
Merger - related costs	-	-	14	14
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	(92)	-	(92)

Adjusted Earnings (Loss)	$ 802	$ 518	$ (117)	$ 1,203

Earnings (Loss) Per Share (assuming dilution)	$ 2.02	$ 1.54	$ (0.33)	$ 3.23
Adjusted Earnings (Loss) Per Share	$ 2.02	$ 1.31	$ (0.29)	$ 3.04
Weighted-average shares outstanding (assuming dilution)				397

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

Amounts have been adjusted to reflect the retrospective application of an accounting standard change related to planned major maintenance activities.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)
Twelve Months Ended December 31, 2005	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 9,528	$ 2,221	$ 97	$ 11,846

Operating Expenses
Fuel, purchased power and interchange	4,910	1,235	26	6,171
Other operations and maintenance	1,307	452	55	1,814
Impairment charges	-	-	-	-
Disallowed storm costs	-	-	-	-
Merger-related	-	-	-	-
Amortization of storm reserve deficiency	155	-	-	155
Depreciation and amortization	951	311	23	1,285
Taxes other than income taxes	858	69	4	931

Total operating expenses	8,181	2,067	108	10,356

Operating Income (Loss)	1,347	154	(11)	1,490

Other Income (Deductions)
Interest charges	(224)	(223)	(146)	(593)
Equity in earnings of equity method investees	-	124	-	124
Gains (losses) on disposal of assets	-	42	10	52
Allowance for equity funds used during construction	28	-	-	28
Interest income	4	28	27	59
Other - net	1	23	(1)	23

Total other income (deductions) - net	(191)	(6)	(110)	(307)

Income (Loss) Before Income Taxes	1,156	148	(121)	1,183

Income Tax Expense (Benefit)	408	(55)	(71)	282

Net Income (Loss)	$ 748	$ 203	$ (50)	$ 901

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):

Net Income (Loss)	$ 748	$ 203	$ (50)	$ 901

Adjustments, net of income taxes:
Merger - related costs	-	-	-	-
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	112	-	112

Adjusted Earnings (Loss)	$ 748	$ 315	$ (50)	$ 1,013

Earnings (Loss) Per Share (assuming dilution)	$ 1.94	$ 0.53	$ (0.13)	$ 2.34
Adjusted Earnings (Loss) Per Share	$ 1.94	$ 0.82	$ (0.13)	$ 2.63
Weighted-average shares outstanding (assuming dilution)				386

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

Amounts have been adjusted to reflect the retrospective application of an accounting standard change related to planned major maintenance activities.

FPL Group, Inc. Condensed Consolidated Balance Sheets (millions) (unaudited)
December 31, 2006	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Property, Plant and Equipment
Electric utility plant in service and other property	$ 24,150	$ 9,696	$ 233	$ 34,079
Nuclear fuel	423	265	-	688
Construction work in progress	1,113	270	10	1,393
Less accumulated depreciation and amortization	(9,848)	(1,679)	(126)	(11,653)

Total property, plant and equipment - net	15,838	8,552	117	24,507

Current Assets
Cash and cash equivalents	64	92	464	620
Customer receivables, net of allowances	872	389	18	1,279
Other receivables, net of allowances	221	211	(76)	356
Material, supplies and fossil fuel inventory - at avg. cost	558	219	8	785
Regulatory Assets:
Deferred clause and franchise expenses	167	-	-	167
Storm reserve deficiency	106	-	-	106
Derivatives	921	-	-	921
Other	-	-	3	3
Derivatives	4	372	-	376
Other	202	159	5	366

Total current assets	3,115	1,442	422	4,979

Other Assets
Nuclear decommissioning reserve funds	2,264	561	(1)	2,824
Pension plan assets - net	857	-	751	1,608
Other investments	8	389	136	533
Regulatory assets:
Storm reserve deficiency	762	-	-	762
Deferred clause expenses	-	-	-	-
Unamortized loss on reacquired debt	39	-	-	39
Other	37	-	43	80
Other	153	406	80	639

Total other assets	4,120	1,356	1,009	6,485

Total Assets	$ 23,073	$ 11,350	$ 1,548	$ 35,971

Capitalization
Common stock	$ 1,373	$ -	$ (1,369)	$ 4
Additional paid-in capital	4,318	4,695	(4,458)	4,555
Retained earnings	1,848	1,252	2,156	5,256
Accumulated other comprehensive income (loss)	-	17	96	113

Total common shareholders' equity	7,539	5,964	(3,575)	9,928
Long-term debt	4,214	2,490	2,887	9,591

Total capitalization	11,753	8,454	(688)	19,519

Current Liabilities
Commercial paper	630	-	467	1,097
Current maturities of long-term debt	-	572	1,073	1,645
Accounts payable	735	322	3	1,060
Customers' deposits	500	10	-	510
Margin cash deposits	-	35	-	35
Accrued interest and taxes	281	54	(33)	302
Regulatory liabilities:
Deferred clause and franchise revenues	37	-	-	37
Derivatives	-	-	-	-
Pension	-	-	17	17
Derivatives	780	361	3	1,144
Other	423	202	21	646

Total current liabilities	3,386	1,556	1,551	6,493

Other Liabilities and Deferred Credits
Asset retirement obligations	1,572	248	-	1,820
Accumulated deferred income taxes	2,561	886	(33)	3,414
Regulatory liabilities:
Accrued asset removal costs	2,044	-	-	2,044
Asset retirement obligation regulatory expense difference	868	-	-	868
Pension	-	-	531	531
Other	209	-	-	209
Other	680	206	187	1,073

Total other liabilities and deferred credits	7,934	1,340	685	9,959

Commitments and Contingencies

Total Capitalization and Liabilities	$ 23,073	$ 11,350	$ 1,548	$ 35,971

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Balance Sheets (millions) (unaudited)
December 31, 2005	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Property, Plant and Equipment
Electric utility plant in service and other property	$ 23,251	$ 8,269	$ 324	$ 31,844
Nuclear fuel	380	141	(1)	520
Construction work in progress	776	158	11	945
Less accumulated depreciation and amortization	(9,530)	(1,253)	(105)	(10,888)

Total property, plant and equipment - net	14,877	7,315	229	22,421

Current Assets
Cash and cash equivalents	56	83	391	530
Customer receivables, net of allowances	653	388	23	1,064
Other receivables, net of allowances	313	145	(92)	366
Material, supplies and fossil fuel inventory - at avg. cost	449	108	10	567
Regulatory Assets:
Deferred clause and franchise expenses	795	-	-	795
Storm reserve deficiency	156	-	-	156
Derivatives	-	-	-	-
Other	7	-	-	7
Derivatives	828	245	1	1,074
Other	212	113	103	428

Total current assets	3,469	1,082	436	4,987

Other Assets
Nuclear decommissioning reserve funds	2,083	318	-	2,401
Pension plan assets - net	802	-	47	849
Other investments	8	342	124	474
Regulatory assets:
Storm reserve deficiency	957	-	-	957
Deferred clause expenses	307	-	-	307
Unamortized loss on reacquired debt	42	-	-	42
Other	37	-	-	37
Other	144	337	34	515

Total other assets	4,380	997	205	5,582

Total Assets	$ 22,726	$ 9,394	$ 870	$ 32,990

Capitalization
Common stock	$ 1,373	$ -	$ (1,369)	$ 4
Additional paid-in capital	4,318	4,308	(4,445)	4,181
Retained earnings	1,046	642	2,881	4,569
Accumulated other comprehensive income (loss)	-	(192)	(1)	(193)

Total common shareholders' equity	6,737	4,758	(2,934)	8,561
Long-term debt	3,271	2,264	2,504	8,039

Total capitalization	10,008	7,022	(430)	16,600

Current Liabilities
Commercial paper	1,159	-	-	1,159
Current maturities of long-term debt	135	176	1,093	1,404
Accounts payable	863	361	21	1,245
Customers' deposits	423	10	-	433
Margin cash deposits	382	11	-	393
Accrued interest and taxes	174	41	38	253
Regulatory liabilities:
Deferred clause and franchise revenues	32	-	-	32
Derivatives	757	-	-	757
Pension	-	-	-	-
Derivatives	-	449	14	463
Other	929	193	6	1,128

Total current liabilities	4,854	1,241	1,172	7,267

Other Liabilities and Deferred Credits
Asset retirement obligations	1,474	211	-	1,685
Accumulated deferred income taxes	2,647	457	(52)	3,052
Regulatory liabilities:
Accrued asset removal costs	2,033	-	-	2,033
Asset retirement obligation regulatory expense difference	786	-	-	786
Pension	-	-	-	-
Other	256	-	-	256
Other	668	463	180	1,311

Total other liabilities and deferred credits	7,864	1,131	128	9,123

Commitments and Contingencies

Total Capitalization and Liabilities	$ 22,726	$ 9,394	$ 870	$ 32,990

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.
Amounts have been adjusted to reflect the retrospective application of an accounting standard change related to planned major maintenance activities.

FPL Group, Inc. Condensed Consolidated Statements of Cash Flows (millions) (unaudited)
Twelve Months Ended December 31, 2006	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Cash Flows From Operating Activities
Net income (loss)	$ 802	$ 610	$ (131)	$ 1,281
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Depreciation and amortization	745	375	23	1,143
Nuclear fuel amortization	89	37	1	127
Impairment charges	-	8	97	105
Recoverable storm-related costs of FPL	(330)	-	-	(330)
Amortization of storm reserve deficiency	151	-	-	151
Unrealized (gains) losses on marked to market energy contracts	-	(173)	-	(173)
Deferred income taxes	27	301	45	373
Deferred pension cost	(54)	-	8	(46)
Cost recovery clauses and franchise fees	940	-	-	940
Change in prepaid option premiums	(73)	7	-	(66)
Equity in earnings of equity method investees	-	(181)	-	(181)
Distribution of earnings from equity method investees	-	104	-	104
Changes in operating assets and liabilities:
Customer receivables	(219)	-	4	(215)
Other receivables	40	29	(7)	62
Material, supplies and fossil fuel inventory	(110)	(97)	4	(203)
Other current assets	9	(2)	1	8
Accounts payable	(124)	(60)	(18)	(202)
Customer deposits	77	-	(1)	76
Margin cash deposits	(485)	(62)	1	(546)
Income taxes	157	(90)	(93)	(26)
Interest and other taxes	24	13	12	49
Other current liabilities	(18)	39	(5)	16
Other liabilities	10	(76)	(16)	(82)
Other - net	10	4	122	136

Net cash provided by (used in) operating activities	1,668	786	47	2,501

Cash Flows From Investing Activities
Capital expenditures of FPL	(1,763)	-	-	(1,763)
Independent power investments	-	(1,701)	-	(1,701)
Nuclear fuel purchases	(105)	(108)	1	(212)
Other capital expenditures	-	-	(63)	(63)
Sale of independent power investments	-	20	-	20
Loan repayments and capital distributions from equity method investees	-	-	-	-
Proceeds from sale of securities in nuclear decommissioning and storm funds	2,673	462	-	3,135
Purchases of securities in nuclear decommissioning and storm funds	(2,738)	(479)	-	(3,217)
Proceeds from sale of other securities	-	-	96	96
Purchases of other securities	-	-	(109)	(109)
Funding of secured loan	-	-	-	-
Repayment of secured loan	-	-	-	-
Proceeds from termination and sale of leveraged leases	-	-	-	-
Other - net	-	8	(1)	7

Net cash provided by (used in) investing activities	(1,933)	(1,798)	(76)	(3,807)

Cash Flows From Financing Activities
Issuances of long-term debt	937	790	1,681	3,408
Retirements of long-term debt	(135)	(180)	(1,350)	(1,665)
Proceeds from purchased Corporate Units	-	-	210	210
Payments to terminate Corporate Units	-	-	(258)	(258)
Retirements of preferred stock	-	-	-	-
Net change in short-term debt	(529)	-	467	(62)
Issuances of common stock	-	-	330	330
Dividends on common stock	-	-	(593)	(593)
Dividends & capital distributions from (to) FPL Group - net	-	388	(388)	-
Other - net	-	23	3	26

Net cash provided by (used in) financing activities	273	1,021	102	1,396

Net increase (decrease) in cash and cash equivalents	8	9	73	90
Cash and cash equivalents at beginning of period	56	83	391	530

Cash and cash equivalents at end of period	$ 64	$ 92	$ 464	$ 620

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Cash Flows (millions) (unaudited)
Twelve Months Ended December 31, 2005	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Cash Flows From Operating Activities
Net income (loss)	$ 748	$ 203	$ (50)	$ 901
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Depreciation and amortization	909	311	22	1,242
Nuclear fuel amortization	72	27	-	99
Impairment charges	-	-	-	-
Recoverable storm-related costs of FPL	(659)	-	-	(659)
Amortization of storm reserve deficiency	155	-	-	155
Unrealized (gains) losses on marked to market energy contracts	-	191	-	191
Deferred income taxes	531	(158)	(30)	343
Deferred pension cost	(52)	-	(18)	(70)
Cost recovery clauses and franchise fees	(825)	-	-	(825)
Change in prepaid option premiums	(43)	(14)	-	(57)
Equity in earnings of equity method investees	-	(124)	-	(124)
Distribution of earnings from equity method investees	-	86	-	86
Changes in operating assets and liabilities:
Customer receivables	(82)	(139)	(6)	(227)
Other receivables	(26)	(36)	(2)	(64)
Material, supplies and fossil fuel inventory	(133)	(40)	-	(173)
Other current assets	(9)	-	-	(9)
Accounts payable	221	105	20	346
Customer deposits	35	(4)	1	32
Margin cash deposits	382	6	(1)	387
Income taxes	(71)	49	(29)	(51)
Interest and other taxes	17	9	3	29
Other current liabilities	(44)	(43)	(8)	(95)
Other liabilities	31	(56)	(28)	(53)
Other - net	81	34	28	143

Net cash provided by (used in) operating activities	1,238	407	(98)	1,547

Cash Flows From Investing Activities
Capital expenditures of FPL	(1,616)	-	-	(1,616)
Independent power investments	-	(815)	-	(815)
Nuclear fuel purchases	(95)	(7)	-	(102)
Other capital expenditures	-	-	(13)	(13)
Sale of independent power investments	-	69	-	69
Loan repayments and capital distributions from equity method investees	-	199	-	199
Proceeds from sale of securities in nuclear decommissioning and storm funds	2,767	70	-	2,837
Purchases of securities in nuclear decommissioning and storm funds	(2,870)	(86)	-	(2,956)
Proceeds from sale of other securities	-	-	100	100
Purchases of other securities	-	-	(112)	(112)
Funding of secured loan	-	-	(43)	(43)
Repayment of secured loan	-	-	218	218
Proceeds from termination and sale of leveraged leases	-	-	58	58
Other - net	(2)	13	-	11

Net cash provided by (used in) investing activities	(1,816)	(557)	208	(2,165)

Cash Flows From Financing Activities
Issuances of long-term debt	588	803	-	1,391
Retirements of long-term debt	(500)	(110)	(605)	(1,215)
Proceeds from purchased Corporate Units	-	-	-	-
Payments to terminate Corporate Units	-	-	-	-
Retirements of preferred stock	(25)	-	20	(5)
Net change in short-term debt	667	-	-	667
Issuances of common stock	-	-	639	639
Dividends on common stock	(161)	-	(383)	(544)
Dividends & capital distributions from (to) FPL Group - net	-	(556)	556	-
Other - net	-	4	(14)	(10)

Net cash provided by (used in) financing activities	569	141	213	923

Net increase (decrease) in cash and cash equivalents	(9)	(9)	323	305
Cash and cash equivalents at beginning of period	65	92	68	225

Cash and cash equivalents at end of period	$ 56	$ 83	$ 391	$ 530

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.
Amounts have been adjusted to reflect the retrospective application of an accounting standard change related to planned major maintenance activities.

FPL Group, Inc. Earnings Per Share Summary (assuming dilution) (unaudited)

	Three Months Ended December 31,

	2006	2005

Florida Power & Light Company	$ 0.43	$ 0.32
FPL Energy, LLC	0.37	0.23
Corporate and Other	(0.13)	(0.01)

Earnings Per Share	$ 0.67	$ 0.54

Reconciliation of Earnings Per Share to Adjusted Earnings Per Share:

Earnings Per Share	$ 0.67	$ 0.54

Merger - related costs	-	-
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges,
primarily FPL Energy	(0.04)	(0.07)

Adjusted Earnings Per Share	$ 0.63	$ 0.47

	Twelve Months Ended December 31,

	2006	2005

Florida Power & Light Company	$ 2.02	$ 1.94
FPL Energy, LLC	1.54	0.53
Corporate and Other	(0.33)	(0.13)

Earnings Per Share	$ 3.23	$ 2.34

Reconciliation of Earnings Per Share to Adjusted Earnings Per Share:

Earnings Per Share	$ 3.23	$ 2.34

Merger - related costs	0.04	-
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges,
primarily FPL Energy	(0.23)	0.29

Adjusted Earnings Per Share	$ 3.04	$ 2.63

Amounts have been adjusted to reflect the retrospective application of an accounting standard change related to planned major maintenance activities.

FPL Group, Inc. Earnings Per Share Contributions (assuming dilution) (unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year-To-Date

FPL Group - 2005 Earnings Per Share	$ 0.36	$ 0.52	$ 0.87	$ 0.54	$ 2.34

Florida Power & Light - 2005 Earnings Per Share	0.30	0.52	0.80	0.32	1.94
Customer growth	0.03	0.03	0.03	0.03	0.11
Usage due to weather	(0.01)	0.06	(0.07)	0.05	0.04
Underlying usage growth and price mix	-	-	(0.03)	(0.04)	(0.07)
O&M expense	(0.02)	(0.05)	-	-	(0.06)
Depreciation expense	0.06	0.06	0.08	0.07	0.26
Storm disallowance	-	(0.07)	-	-	(0.07)
AFUDC	(0.02)	(0.02)	0.01	0.01	(0.02)
Interest expense (gross)	(0.03)	(0.03)	(0.02)	-	(0.08)
Share dilution	(0.01)	(0.01)	(0.02)	(0.01)	(0.05)
Other	0.01	(0.03)	0.04	-	0.02

Florida Power & Light - 2006 Earnings Per Share	0.31	0.46	0.82	0.43	2.02

FPL Energy - 2005 Earnings Per Share	0.10	0.05	0.11	0.23	0.53
New investments	0.05	0.07	0.07	0.08	0.28
Existing assets	0.16	0.03	0.03	(0.05)	0.14
Asset optimization and trading	-	0.02	0.03	0.01	0.06
Restructurings activities	(0.03)	(0.01)	-	(0.01)	(0.05)
Indonesian project settlement	-	0.01	-	0.15	0.16
Non-qualifying hedges impact	0.14	0.09	0.33	(0.03)	0.52
Share dilution	-	-	-	-	(0.01)
Other, including interest expense	(0.04)	(0.03)	(0.03)	(0.01)	(0.09)

FPL Energy - 2006 Earnings Per Share	0.38	0.23	0.54	0.37	1.54

Corporate and Other - 2005 Earnings Per Share	(0.04)	(0.05)	(0.04)	(0.01)	(0.13)
FPL FiberNet:
Operations	0.01	-	-	0.01	0.01
Impairment	-	-	-	(0.15)	(0.15)
Merger - related costs	(0.01)	(0.01)	(0.02)	-	(0.04)
Share dilution	-	-	-	-	-
Other, including interest expense	(0.02)	(0.03)	0.02	0.02	(0.02)

Corporate and Other - 2006 Earnings Per Share	(0.06)	(0.09)	(0.04)	(0.13)	(0.33)

FPL Group - 2006 Earnings Per Share	$ 0.63	$ 0.60	$ 1.32	$ 0.67	$ 3.23

Amounts have been adjusted to reflect the retrospective application of an accounting standard change related to planned major maintenance activities.

FPL Group, Inc. Schedule of Total Debt and Equity (millions) (unaudited)

December 31, 2006	Per Books	Adjusted [1]

Long-term debt, including current maturities and
commercial paper
Junior Subordinated Debentures[2]	$ 1,009	$ 350
Project debt:
Natural gas-fired assets	353
Wind assets	2,026
Debt with partial corporate support:
Natural gas-fired assets	341
Other long-term debt, including current maturities and
commercial paper	8,604	$ 8,604

Total debt	12,333	8,954
Junior Subordinated Debentures[2]		659
Common shareholders' equity	9,928	9,928

Total capitalization, including debt due within one year	$ 22,261	$ 19,541

Debt ratio	55%	46%

December 31, 2005	Per Books	Adjusted [1]

Long-term debt, including current maturities and
commercial paper
Equity-linked debt securities	$ 506
Junior Subordinated Debentures[2]	309
Project debt:
Natural gas-fired assets	393
Wind assets	1,320
Debt with partial corporate support:
Natural gas-fired assets	358
Other long-term debt, including current maturities and
commercial paper	7,716	$ 7,716

Total debt and preferred stock	10,602	7,716

Junior Subordinated Debentures[2]		309
Common shareholders' equity	8,561	8,561
Equity-linked debt securities		506

Total capitalization, including debt due within one year	$ 19,163	$ 17,092

Debt ratio	55%	45%

1 Ratios exclude impact of imputed debt for purchase power obligations
2 Adjusted to reflect preferred stock characteristics of these securities (preferred trust securities)

Amounts have been adjusted to reflect the retrospective application of an accounting standard change related to planned major maintenance activities.

FPL Group, Inc. Commercial Paper and Current Maturities of Long-term Debt as of December 31, 2006 (unaudited)

Type of Debt	Interest Rate (%)	Payment Date	Amount (millions)

Florida Power & Light
Commercial Paper	VAR	VAR	$ 630

TOTAL FLORIDA POWER & LIGHT			630

FPL Group Capital
Commercial paper	VAR	VAR	467
Debentures	4.086	02/16/07	575
Debentures	6.125	05/15/07	500
Fair value swap			(3)

FPL Energy
Senior Secured Bonds
Principal Payments	5.608	03/10/07	11
Principal Payments	6.125	03/25/07	4
Principal Payments	7.520	01/03/07	16
Principal Payments	5.608	09/10/07	9
Principal Payments	6.125	09/25/07	4
Principal Payments	6.876	06/27/07	10
Principal Payments	6.639	06/30/07	27
Principal Payments	7.520	06/30/07	12
Principal Payments	7.520	12/31/07	10

Total Senior Secured Bonds			103

Senior Secured Notes
Principal Payments	6.665	01/10/07	4
Principal Payments	6.665	07/10/07	6
Principal Payments	7.510	07/20/07	1
Principal Payments	7.110	01/02/07	2
Principal Payments	7.110	06/30/07	3
Principal Payments	7.110	12/31/07	3

Total Senior Secured Notes			19

Construction Term Facility
Principal Payments	VAR	06/30/07	9
Principal Payments	VAR	12/31/07	19

Total Construction Term Facility			28

Other Debt
Principal Payments	VAR	03/31/07	1
Principal Payments	VAR	06/30/07	1
Principal Payments	VAR	09/30/07	1
Principal Payments	VAR	12/27/07	324
Principal Payments	VAR	01/31/07	4
Principal Payments	VAR	07/31/07	6
Principal Payments	VAR	05/31/07	55
Principal Payments	VAR	11/30/07	10
Principal Payments	6.800	07/31/07	21

Total Other Debt			423

TOTAL FPL ENERGY			573

TOTAL FPL GROUP CAPITAL			2,112

TOTAL FPL GROUP, INC.			$ 2,742

May not agree to financial statements due to rounding.

FPL Group, Inc. Long-Term Debt, Net of Current Maturities Schedule as of December 31, 2006 (unaudited)
Type of Debt	Interest Rate (%)	Maturity Date	Amount (millions)

Florida Power & Light
First Mortgage Bonds	6.000	06/01/08	$ 200
First Mortgage Bonds	5.875	04/01/09	225
First Mortgage Bonds	4.850	02/01/13	400
First Mortgage Bonds	5.850	02/01/33	200
First Mortgage Bonds	5.950	10/01/33	300
First Mortgage Bonds	5.625	04/01/34	500
First Mortgage Bonds	5.650	02/01/35	240
First Mortgage Bonds	4.950	06/01/35	300
First Mortgage Bonds	5.400	09/01/35	300
First Mortgage Bonds	6.200	06/01/36	300
First Mortgage Bonds	5.650	02/01/37	400

Total First Mortgage Bonds			3,365

Revenue Refunding Bonds:
Miami-Dade Solid Waste Disposal	VAR	02/01/23	15
St. Lucie Solid Waste Disposal	VAR	05/01/24	79

Total Revenue Refunding Bonds			94

Pollution Control Bonds:
Dade	VAR	04/01/20	9
Martin	VAR	07/15/22	96
Jacksonville	VAR	09/01/24	46
Manatee	VAR	09/01/24	17
Putnam	VAR	09/01/24	4
Jacksonville	VAR	05/01/27	28
St. Lucie	VAR	09/01/28	242
Jacksonville	VAR	05/01/29	52

Total Pollution Control Bonds			494

Industrial Bonds
Dade	VAR	06/01/21	46

Total Industrial Bonds			46

Term Loan		May 2008	250
Unamortized discount			(35)

TOTAL FLORIDA POWER & LIGHT			4,214

FPL Group Capital

Debentures (B Equity Units)	5.551	02/16/08	506
Debentures	7.375	06/01/09	225
Debentures	7.375	06/01/09	400
Debentures	5.625	09/01/11	600
Debentures (Junior Subordinated)	5.875	03/15/44	309
Debentures (Junior Subordinated)	6.600	10/01/66	350
Debentures (Junior Subordinated)	6.350	10/01/66	350

Total Debentures			2,740

Term Loans		June 2008	150
Unamortized discount			(2)

FPL Energy

Senior Secured Bonds	6.876	06/27/17	89
Senior Secured Bonds	6.125	03/25/19	84
Senior Secured Bonds	6.639	06/20/23	287
Senior Secured Bonds	5.608	03/10/24	317

Total Senior Secured Bonds			777

Senior Secured Notes	7.520	06/30/19	211
Senior Secured Notes	7.110	06/28/20	97
Limited-recourse Senior Secured Notes	7.510	07/20/21	19
Senior Secured Notes	6.665	01/10/31	176

Construction Term Facility	VAR	06/30/08	327

Other Debt	VAR	12/19/17	93
Other Debt	8.010	12/31/18	3
Other Debt	Part fixed & VAR	11/30/19	207
Other Debt	6.800	01/31/20	579

Total Other Debt			882

TOTAL FPL ENERGY			2,489

TOTAL FPL GROUP CAPITAL			5,377

TOTAL FPL GROUP, INC.			$ 9,591

May not agree to financial statements due to rounding.

Florida Power & Light Company
Statistics
(unaudited)

	Quarter		Year to Date

Periods Ended December 31	2006	2005	2006	2005

Energy sales (million kwh)
Residential	13,076	12,930	54,570	54,348
Commercial	11,254	10,754	44,487	43,468
Industrial	1,004	1,030	4,036	3,913
Public authorities	151	137	565	568
Electric utilities	378	347	1,569	1,506
Increase (decrease) in unbilled sales	(1,326)	(1,593)	(15)	(308)
Interchange power sales	476	626	2,301	2,153

Total	25,013	24,231	107,513	105,648

Average price (cents/kwh) [1]
Residential	11.91	9.62	11.90	9.61
Commercial	10.57	8.24	10.54	8.20
Industrial	8.77	6.67	8.87	6.75
Total	11.14	8.90	11.14	8.88

Average customer accounts (000's)
Residential	3,935	3,852	3,906	3,828
Commercial	483	473	479	470
Industrial	21	21	21	20
Other	5	3	4	4

Total	4,444	4,349	4,410	4,322

1 Excludes interchange power sales, net change in unbilled revenues, deferrals under cost recovery clauses and any provision for refund.

	2006	Normal	2005

Three Months Ended December 31
Cooling degree-days	289	244	282
Heating degree-days	60	93	91
Twelve Months Ended December 31
Cooling degree-days	1,757	1,649	1,762
Heating degree-days	251	314	291